Exhibit 10.6
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 14th day of April 2008, by and between CHROMADEX, INC., a California corporation (“Employer”), and THOMAS C. VARVARO (“Employee”).
R E C I T A L S
A. Employer desires to obtain the benefit of the services of Employee and Employee desires to render such services to Employer.
B. Employer and Employee desire to set forth the terms and conditions of Employee’s employment with Employer on the terms and subject to the conditions of this Agreement.
A G R E E M E N T
In consideration of the foregoing recitals and of the mutual covenants and conditions contained herein, the parties, intending to be legally bound, agree as follows:
1. Term. Employer agrees to employ Employee, and Employee agrees to serve Employer, in accordance with the terms of this Agreement, for a term (the “Term”) beginning on April 14th (the “Effective Date”) and continuing for a period of two years thereafter unless earlier terminated in accordance with the provisions hereof. To the extent that Employee remains employed by Employer after the expiration of the initial Term, and the initial Term of this Agreement is not otherwise renewed or continued in writing by Employer and Employee, then Employee’s employment status shall no longer be subject to the terms and conditions of this Agreement and shall be “at-will” without any continuing right to employment by Employer.
2. Employment of Employee.
(a) Specific Positions. Employer and Employee hereby agree that, subject to the provisions of this Agreement, Employer will employ Employee and Employee will serve Employer as the Chief Financial Officer of Employer. Employee shall perform such usual and customary duties of such office and as may be delegated to Employee from time to time by Employer, including, without limitation, those specific duties set forth on Exhibit A attached hereto, subject always to the policies as determined from time to time by Employer. In addition, Employee’s reporting relationship shall initially be determined by the Chief Executive Officer of Employer. Employer reserves the right to change Employee’s position and reporting relationship subject to the needs of its business.
(b) Promotion of Employer’s Business. During the Term, Employee shall not engage in any business competitive with Employer. Employee agrees to devote his full business time, attention, knowledge, skill and energy to the business, affairs and interests of Employer and matters related thereto, and shall use his best efforts and abilities to promote Employer’s interests; provided, however, that Employee is not precluded from devoting reasonable periods of time required: (i) for serving as a director or committee member of any organization that does not compete with Employer or that does not involve a conflict of interest with Employer; or (ii) for managing his personal investments; so long as in either case, such activities do not materially interfere with the regular performance of his duties under this Agreement.

(c) Principal Office. Employee’s principal office and normal place of work shall be at Employer’s executive offices in Southern California or as otherwise assigned by Employer consistent with the needs of its business. Employee’s normal place of work shall be defined as any office where Employee is consistently requested by Employer to commute to more than one day per week. Employer shall not require Employee to spend more than 50% of work days at Employer’s executive offices, and shall reimburse Employee for all travel related expenses to and from said offices pursuant to Section 6(b).
3. Salary. Employer shall pay to Employee during the term of this Agreement a base salary (“Base Salary”) of $110,000 per year payable in accordance with Employer’s normal payroll. This Base Salary shall be increased to $130,000 upon the consummation of any transaction whereby Employer shall thereafter have publicly traded shares or is required to file reports with the SEC. In addition, the Base Salary shall be increased to $150,000 upon the consummation of one or more transactions occurring after the foregoing transaction and in which Employer receives financing in an aggregate amount of not less than $5 million. The Base Salary may be reviewed annually thereafter and may be increased (but not decreased) at Employer’s sole discretion in accordance with Employer’s normal review process.
4. Bonus. As determined by the Board of Directors of Employer (the “Board”).
5. Other. Stock options as determined by the Board.
6. Benefits.
(a) Fringe Benefits. During Employee’s employment by Employer under this Agreement, Employee shall be eligible for participation in and shall be covered by any and all such medical, dental, life and other voluntary insurance plans and such other similar benefits generally available to other employees of Employer in similar employment positions, on the same terms as such employees, subject to meeting applicable eligibility requirements. Employee shall also be covered by long-term disability insurance, to the extent that such insurance is available to Employer on commercially reasonable terms and conditions, such that, upon a termination of Employee by Employer under Section 7(c) as a result of a disability, Employee shall be entitled to receive disability insurance coverage in an amount and for a duration at least equal to that made generally available to officers of Employer under Employer’s long-term disability insurance in effect as of the date of this Agreement.
(b) Reimbursements. During Employee’s employment with Employer under this Agreement, Employee shall be entitled to receive prompt reimbursement of all reasonable expenses incurred by Employee in performing services hereunder, including all expenses of travel at the request of, or in the service of, Employer provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by Employer.
(c) Automobile. Subject to the approval of the Board, Employer may elect to reimburse Employee for certain costs incurred by Employee in leasing, maintaining, operating and insuring an automobile for use by Employee in the performance of Employee’s duties hereunder. The extent by which such costs are reimbursed by Employer to Employee shall be determined in accordance with Employer’s automobile reimbursement policy then in effect, which policy shall have been approved by the Board.

7. Termination.
(a) Termination for Cause. Employer shall have the right, exercisable immediately upon written notice, to terminate Employee’s employment for “Cause.”
(i) Definition of Cause. As used herein, “Cause” means any of the following: (A) Employee is convicted by a court of competent jurisdiction, pleads “no contest” to a felony or any other conduct of a criminal nature involving moral turpitude (other than minor traffic violations); (B) Employee intentionally engages in fraud, embezzlement or any other illegal conduct substantially detrimental to the business or reputation of Employer, regardless of whether such conduct is designed to defraud Employer or others; (C) Employee imparts material confidential information relating to Employer or its business to competitors or to other third parties other than in the course of carrying out Employee’s duties; (D) Employee refuses to perform his duties hereunder or otherwise breaches any material covenant, warranty or representation of this Agreement, or Employee’s Non-Disclosure and Confidentiality Agreement with Employer, and fails to cure such breach (if such breach is then capable of being cured) within 10 business days following written notice thereof specifying in reasonable detail the nature of such breach, or if such breach is not capable of being cured in such time, a cure shall not have been diligently initiated within such 10 business day period, (E) violation of any rules, policies or procedures of Employer, as documented in Employer’s Human Resources Standards manual, associate guidebook or other written or electronically published company policies; (F) Employee’s willful failure to follow any lawful directive of the Board; and (G) any action on the part of Employee which discredits or disparages Employer or its reputation.
(ii) Effect of Termination. Upon termination in accordance with this Section 7(a), Employee shall be entitled to no further payments from Employer under this Agreement, except for the payments, of cash and in-kind, provided for under Sections 3 and 6 of this Agreement accrued hereunder through, but not including, the effective date of such termination. Employer’s exercise of its right to terminate for Cause shall be without prejudice to any other remedy to which it may be entitled at law, in equity or under this Agreement.
(b) Voluntary Termination. Employee may terminate his employment at any time by giving no less than 30 days’ written notice to Employer. Employer reserves the right to accept Employee’s voluntary termination immediately, without notice and without any further payment obligation except as described below.
(i) No Reason. Upon termination in accordance with this Section 7(b), except as otherwise provided in Section 7(b)(ii), below, Employee shall be entitled to no further payments from Employer under this Agreement, except for the payments, of cash and in-kind, provided for under Sections 3 and 6 of this Agreement accrued hereunder through, but not including, the effective date of such termination.

(ii) Good Reason. Notwithstanding anything to the contrary in Section 7(b)(i), above, if Employee terminates his employment under this Section 7(b) for Good Reason (as defined below), Employee shall be entitled to receive from Employer all of the compensation and benefits provided for in Section 7(e), below plus whatever bonus Employee would have been entitled to for the year in which such termination occurs, and, for purposes thereof, Employee shall be deemed to have been employed for the entirety of such year. As used herein, “Good Reason” means any of the following: (A) the assignment to Employee of duties materially inconsistent with those of other employees of Employer in similar employment positions, and Employee provides written notice to Employer within 60 days of such assignment that such duties are materially inconsistent with those duties of such similarly-situated employees, and Employer fails to release Employee from his obligation to perform such inconsistent duties and to re-assign Employee to his customary duties within 20 business days after Employer’s receipt of such notice; or (B) if, without the consent of Employee, Employee’s normal place of work is or becomes situated more than 50 linear miles from Employee’s personal residence as of the Effective Date, or (C) a failure by Employer to comply with any other material provision of this Agreement which has not been cured within 60 days after notice of such noncompliance has been given by Employee to Employer, or if such failure is not capable of being cured in such time, a cure shall not have been diligently initiated by Employer within such 60 day period.
(c) Termination Due to Death or Disability. This Agreement shall automatically terminate upon the death of Employee. In addition, if any disability or incapacity of Employee to perform his duties as the result of any injury, sickness or physical, mental or emotional condition continues for a period of 70 consecutive days or a total of 70 days in any 90-day period, Employer may terminate Employee’s employment upon written notice to Employee. Upon termination in accordance with this Section 7(c), Employee (or Employee’s estate, as the case may be) shall be entitled to those payments, of cash and in-kind, provided for under Sections 3 through 6, inclusive, of this Agreement accrued hereunder through, but not including, the date of death or, in the case of disability, the date of termination. Notwithstanding any policy of Employer to the contrary, any bonus that would be due to Employee for the fiscal year in which termination pursuant to this Section 7(c) occurs will, at the option of the Board, be either prorated or paid in full to Employee (or Employee’s estate, as the case may be) at the time Employee would have received such bonus had he remained an employee of Employer. During such time that Employee is unable to perform his duties as a result of any injury, sickness or physical, mental or emotional condition, Employer, at its option, may reduce the Base Salary by the amount, if any, of the disability insurance or similar benefits for which Employee receives as a result of such injury, sickness or physical, mental or emotional condition. Such reductions to the Base Salary, if any, shall be limited to benefits actually received by Employer from disability insurance plans paid for by Employer or from state or federal government mandated disability plans. The Base Salary shall not be reduced by any disability insurance benefits received by Employee, if any, from plans purchased by Employee.

(d) Termination Upon Cessation of Business. Employer shall have the right to immediately terminate Employee’s employment under this Agreement upon a “Cessation of Business.” For purposes of this Agreement, a “Cessation of Business” shall mean Employer’s ceasing to operate in the ordinary course of business, whether by dissolution, liquidation, sale of assets, consolidation, merger or otherwise, in connection with, pursuant to or arising out of a good faith determination by Employer that the continuing operation of the business in its ordinary course is reasonably likely to render Employer unable to meet its liabilities as they mature. If Employee is so terminated by Employer pursuant to this Section 7(d) during the Term, Employer shall (i) pay to Employee the Base Salary, and (ii) provide the same medical, dental, disability and life insurance pursuant to Section 6(a) to which Employee was entitled hereunder as of the date of termination, provided, however, that in the case of such medical and dental insurance, that Employee makes a timely election for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), in each case (i.e., the Base Salary and insurance), until the earlier to occur of (A) the expiration of the remaining portion of the Term, or (B) the expiration of the nine-month period commencing on the date Employee is terminated. Employer shall make such payments of the Base Salary in a single lump sum payment at termination.
(e) Termination Without Cause. Employer shall have the right, exercisable upon written notice, to terminate Employee’s employment under this Agreement for any reason other than set forth in Sections 7(a), (c) and (d), above, at any time during the Term. If Employee is so terminated by Employer pursuant to this Section 7(e) during the Term, Employer shall pay Employee two weeks of Base Salary for each full year of service to a maximum of eight (8) weeks of the Base Salary. Should Employee, at Employee’s sole and exclusive option, provide Employer with Employer’s then standard form of separation, waiver and release agreement of all claims against Employer, then Employer agrees to (i) pay to Employee the Base Salary, and (ii) provide the same medical, dental, long-term disability and life insurance pursuant to Section 6(a) to which Employee was entitled hereunder as of the date of termination provided, however, that in the case of such medical and dental insurance, that Employee makes a timely election for continuation coverage under COBRA, in each case (i.e., the Base Salary and insurance), until the earlier to occur of (A) the expiration of the remaining portion of the Term, or (B) the twelve (12) _-month period commencing on the date Employee is terminated. Employer shall make such payments in accordance with its regular payroll schedule. If any such payments are due Employee upon a Cessation of Business, all remaining payments shall become immediately due and payable upon the occurrence of such Cessation of Business.
(f) Exclusive Remedy. The payments contemplated by this Agreement shall constitute Employee’s exclusive and sole remedy for any claim that Employee might otherwise have against Employer under this Agreement which, but for Employee’s termination of employment hereunder, might otherwise be due and payable by Employer to Employee. Employee covenants not to assert or pursue any such remedies, other than an action to enforce the payments due to Employee under this Agreement. Nothing in this Section 7(f), however, shall be construed to bar, preclude or otherwise limit Employee’s right to bring an action against Employer if Employee’s termination of employment with Employer was otherwise unlawful or in violation of public policy.

8. Miscellaneous.
(a) Withholdings. All payments to Employee hereunder shall be made after reduction for all federal, state and local withholding and payroll taxes, all as determined under applicable law and regulations, and Employer shall make all reports and similar filings required by such law and regulations with respect to such payments, withholdings and taxes.
(b) Succession. This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns. The obligations and duties of Employee hereunder shall be personal and not assignable.
(c) Notices. Any and all notices, demands, requests or other communications hereunder shall be in writing and shall be deemed duly given when personally delivered to or transmitted by overnight express delivery or by facsimile to and received by the party to whom such notice is intended (provided the original thereof is sent by mail, in the manner set forth below, on the next business day after the facsimile transmission is sent), or in lieu of such personal delivery or overnight express delivery or facsimile transmission, on receipt when deposited in the United States mail, first-class, certified or registered, postage prepaid, return receipt requested, addressed to the applicable party at the address set forth below such party’s signature to this Agreement. The parties may change their respective addresses for the purpose of this Section 8(c) by giving notice of such change to the other parties in the manner which is provided in this Section 8(c).
(d) Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and it replaces and supersedes any prior agreements, whether oral or written, between the parties relating to said subject matter, including, without limitation, that certain offer letter dated September 15, 2005, from Employer to Employee.
(e) Headings. The headings of Sections herein are used for convenience only and shall not affect the meaning or contents hereof.
(f) Waiver; Amendment. No provision hereof may be waived except by a written agreement signed by the waiving party. The waiver of any term or of any condition of this Agreement shall not be deemed to constitute the waiver of any other term or condition. This Agreement may be amended only by a written agreement signed by the parties hereto.
(g) Severability. If any of the provisions of this Agreement shall be held unenforceable by the final determination of a court of competent jurisdiction and all appeals therefrom shall have failed or the time for such appeals shall have expired, such provision or provisions shall be deemed eliminated from this Agreement but the remaining provisions shall nevertheless be given full effect. In the event this Agreement or any portion hereof is more restrictive than permitted by the law of the jurisdiction in which enforcement is sought, this Agreement or such portion shall be limited in that jurisdiction only to the extent required by the law of that jurisdiction.
(h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

“EMPLOYER”:		“EMPLOYEE”:

CHROMADEX, INC.,
a California corporation

By:	/s/ Frank Jaksch	/s/ Tom Varvaro

	Frank L. Jaksch, Jr.	THOMAS C. VARVARO
Chief Executive Officer

EXHIBIT A
Responsibilities
Oversee all Employer operations including but not limited to Financial, Human Resources, Information Technologies, Order Fulfillment, Risk Management and day-to-day operations.